Exhibit 10.1

Retention and Nonsolicitation Agreement

This Retention and Nonsolicitation Agreement (“Agreement”) is made and entered into as of March 23, 2011 (the “Effective Date”), by and between Veritex Community Bank (“Bank”), Veritex Holdings, Inc. (“Veritex”) and William C. Murphy (“Employee”).

W i t n e s s e t h:

Whereas, it is the intent of the parties hereto, consistent with the provisions subject to and set forth hereinafter, that Employee will be a director, officer and employee of the Bank and a director of Veritex and the parties would not enter into such relationship except for the following covenants and agreements;

Now, Therefore, in consideration of the premises and mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Bank and Employee agree as follows:

1.                                      Employment. Commencing on March 23, 2011 and ending on March 31, 2015 (“Term”), the Bank agrees to employ Employee and, subject to approval, Employee agrees to act as Director and Vice Chairman of the Board of the Bank and Veritex. Employee hereby accepts such employment on the terms and conditions set forth in this Agreement.

2.                                      Position and Responsibilities. During the Term, Employee shall have such duties, functions, responsibilities and authority customarily appertaining to the positions set forth above. During the Term, Employee shall devote sufficient business time and efforts to the performance of his duties hereunder. Employee’s duties include assisting in marketing the Bank’s services and products and assisting in the planning and strategizing of the Bank’s development. It is, however, understood and agreed that the preceding sentence shall not prohibit Employee from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities as long as such activities do not interfere with the discharge of his duties hereunder.

3.                                      Compensation. During the Term, the Bank shall pay Employee for all services and agreements of Employee pursuant to this Agreement, an annual base salary of $185,000.00 per year with merit increases, bonus and other incentives, if any, in accordance with the Bank’s salary administration program based upon performance, which shall be payable in accordance with the Bank’s customary payroll practices with respect to time and manner of payment.

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4.                                      Benefits. In addition to the compensation described in Paragraph 3. hereof, Employee shall be entitled to the following benefits:

a.                                      During the Term, the Bank shall provide Employee such benefits as the Bank makes available to the Bank’s other employees, including participation in Veritex’s and/or the Bank’s 401(k) Plan, health insurance and retirement plans.

b.                                      During the Term, the Bank shall reimburse Employee for expenses related to business entertainment expenses and dues for Preston Trail Golf Club and Dallas Country Club.

c.                                       Upon receipt of regulatory approval, reasonably satisfactory to Bank and Employee, Employee and Veritex Holdings, Inc. will enter into the Stock Option Agreement pursuant to the Veritex Holdings, Inc. 2010 Equity Incentive Plan, a form of which Agreement is attached hereto as Exhibit A.

d.                                      Employee shall be entitled to receive not less than thirty (30) days vacation each calendar year.

e.                                       During the Term, Employee shall be included in the officer cellular telephone and data reimbursement plan.

5.                                      Involuntary Termination and/or Suspension of Employment. Employee’s employment with the Bank shall only be terminated or, as applicable, suspended upon the occurrence of any one or more of the following events:

a.                                      The Bank gives written notice of termination for good cause to Employee. For purposes of this Agreement, “good cause” shall mean Employee’s personal dishonesty, incompetence, breach of fiduciary duty involving personal profit, the commission of a felony, or fails to reasonably perform in accordance with this Agreement.

b.                                      Employee’s death;

c.                                       Effective as of the date of an order under which Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act; provided, however, said termination shall not affect Employee’s vested rights under this Agreement or any other agreement between the Employee and the Bank.

d.                                      If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. Further, if the charges in the notice are dismissed, the Bank will (i) pay Employee all of the compensation withheld while their

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obligations under this Agreement were suspended, and (ii) reinstate their obligations which were suspended.

6.                                      Voluntary Termination of Employment. Employee’s employment with the Bank may also be terminated:

a.                                      By the resignation of Employee at any time upon not less than sixty (60) days’ prior written notice to the Bank; provided that, upon Employee’s resignation under this Paragraph 6.a., Employee shall only be entitled to compensation for services performed by Employee up to the effective date of termination, as specified in such notice of resignation, and Employee shall not be entitled to other compensation or benefits, save and except for options, or grants that have fully vested as of the date of any such termination under this Agreement; or

b.                                      By the Bank’s Board of Directors, at any time; provided that upon Employee’s termination under this Paragraph 6.b., Employee shall be entitled to continue to receive all compensation and benefits due to him under Paragraphs 3. and 4. above as if his employment under this Agreement had not been terminated.

7.                                      Non-Solicitation. If Employee’s employment is terminated with the Bank, in accordance with Section 5. or 6.a. above, prior to the expiration of the Initial Term, Employee does hereby agree that for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, for his own account or for the benefit of any other person:

a.                                      Directly or indirectly:

(1)                                 Employ or solicit for employment, any employee of the Bank; or

(2)                                 Solicit or induce, or in any manner attempt to solicit or induce, any client or customer of the Bank to cease being a client of the Bank.

b.                                      Provided, however, the provisions set forth in Paragraph 7.a. hereof shall not apply if the termination of employment occurs subsequent to:

(1)                                 The sale of all or substantially all of the assets of either Veritex or the Bank; or

(2)                                 The occurrence of a merger involving either Veritex or the Bank; or

(3)                                 If more than fifty percent (50%) of the issued and outstanding shares of common stock of either Veritex or the Bank is sold within any six (6) month period.

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8.                                      Injunctive Relief. In the event of a breach by the Employee of any of the provisions of Paragraph 7., the Bank shall be entitled as a matter of right to obtain a restraining order, an injunction or other equitable relief from Employee. Such right to equitable relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Bank may be entitled at law or in equity.

9.                                      Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing mailed or delivered as follows:

If to Employee:	William C. Murphy
3412 Caruth Boulevard
Dallas, Texas 75225
Telephone No. 214-369-1909
Facsimile No. 214-369-2349

If to the Bank:	Veritex Community Bank
10000 North Central Expressway, Suite 1325
Dallas, Texas 75231
Attention: Malcolm Holland
Facsimile No. (214) 890-4089

With copy to:	D. Woodard Glenn
D. Woodard Glenn, P.C.
2626 Cole Avenue, Suite 510
Dallas, Texas 75204
Telephone No. (214) 871-9333
Facsimile No. (214) 871-7131

10.                               Entire Agreement. This Agreement contains the entire agreement of the parties regarding the employment of Employee by the Bank and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Bank and Employee concerning Employee’s employment hereunder (including the Employment Agreement).

11.                               Choice of Law. This Agreement shall be governed by, and enforced according to, the laws of the State of Texas. The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof.

12.                               Assignment. This Agreement is for the personal service of Employee and may not be assigned by Employee but may be assigned by the Bank to any affiliate or successor-in-interest to the Bank’s business. In the event the Bank makes such an assignment, Employee shall continue to perform, on behalf of such affiliate or successor, the services required of Employee by this Agreement and the provisions of this Agreement shall be binding upon, and inure to the benefit of, such successor or affiliate. This Agreement shall be binding upon and ‘inure to the benefit of Employee, his heirs, representatives and estate.

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13.                               Modification; Termination. This Agreement may be modified only by a written agreement signed by Employee and by a duly authorized officer of the Bank. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

14.                               Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

15.                               Regulatory Compliance. Any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC §1828(k) and any regulations promulgated thereunder.

16.                               Approval. During the terms of this Agreement, Veritex and the Bank will use their reasonable best efforts to cause Employee to be elected as a Director and as Vice Chairman of each of their Board of Directors.

In Witness Whereof, the parties have executed this Agreement to be effective as of March 23, 2011.

Veritex Community Bank

By:	/s/ C. Malcolm Holland
(Signature)

C. Malcolm Holland CEO
(Printed Name & Title)

Veritex Holdings, Inc.

By:	/s/ C. Malcolm Holland
(Signature)

C. Malcolm Holland Chairman
(Printed Name & Title)

Employee:

/s/ William C. Murphy
William C. Murphy

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Exhibit “A”

STOCK OPTION AGREEMENT PURSUANT TO THE
VERITEX HOLDINGS, INC. 2010 EQUITY INCENTIVE PLAN

This STOCK OPTION AGREEMENT (this “Agreement”) is made as of the         day of                         , 20      , by Veritex Holdings, Inc. (the “Company”), and                                                (“Holder”).

In connection with and pursuant to the Veritex Holdings, Inc. 2010 Stock Option and Equity Incentive Plan (the “Plan”), as amended or modified from time to time, a stock option is granted by the Board to Holder pursuant and subject to, the Plan on the following terms and conditions:

SECTION I
DEFINED TERMS

Unless otherwise defined herein or, unless the context requires a different definition, capitalized terms used herein shall have the meanings assigned to them in the Plan.

SECTION II

OPTIONS, OPTION PRICE AND TIME OF EXERCISE

Effective as of                  ,                 , the Company grants to Holder, subject to the terms and provisions set forth hereinafter and in the Plan, the right and option to purchase all or any part of the number of shares set forth in Exhibit A of the presently authorized but unissued common stock (“Common Stock”), of the Company at the purchase price per share set forth as the Option Price in Exhibit A (the option hereby granted being hereinafter referred to as the “Option”).

The Option shall not be considered granted (as of the effective date described above) or become exercisable unless and until Holder delivers to the Company a fully executed counterpart hereof. Thereafter, the Option shall be exercisable in accordance with the Exercise Schedule set forth on Exhibit A, subject to any termination, acceleration or change in such Exercise Schedule set forth in this Agreement apart from Exhibit A.

Neither the Option nor any other rights granted under this Agreement may be exercised after the Expiration Date set forth on Exhibit A and, before that time, the Option may be terminated as hereinafter provided. If Holder does not purchase the full number of shares to which he is entitled in any one year, he may purchase such shares in the next year specified in the Exercise Schedule hereto, in addition to the shares which he is otherwise entitled to purchase in the next year.

SECTION III
EXERCISE PROCEDURE, WITHHOLDING

Holder shall exercise the Option by notifying the Company of the number of shares that he desires to purchase and by delivering with such notice the full payment for the purchase price of the shares being purchased. Such purchase price shall be payable in cash. The Option can be exercised subject to the Repurchase Option and the Right of First Refusal as to all Shares as set forth hereinafter.

The Company will, as soon as is reasonably possible, notify the Holder of the amount of withholding tax, if any, that must be paid under federal, state and local law due to exercise of the Option. The Company shall have no obligation to deliver certificates for the shares purchased until Holder pays to the Company the amount of withholding specified in the Company’s notice in cash.

SECTION IV
TERMINATION OF EMPLOYMENT/SERVICE

If an Optionee’s employment (or other service) with the Company terminates for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, disability, retirement, discharge, or resignation for any reason, whether voluntary or involuntarily the Options, to the extent not previously exercised, will terminate on the date of such termination of employment (or service).

SECTION V
ACCELERATION OF EXERCISE

Upon the occurrence of a Change in Control, the Option (to the extent not previously terminated or forfeited) shall become fully exercisable as to all shares subject to it.

SECTION VI
NON-ASSIGNABILITY AND TERM OF OPTION

The Option shall not be transferrable or assignable by the Holder, other than by will or the laws of descent and distribution and the Option shall be exercisable, during the Holder’s lifetime, only by him or, during periods of legal disability, by his legal representative. No Option shall be subject to execution, attachment, or similar process.

In no event may the Option be exercisable to any extent by anyone after the Expiration Date specified in Exhibit A. It is expressly agreed that, anything contained herein to the contrary notwithstanding, this Agreement shall not constitute, or be evidence of, any agreement or understanding, express or implied, that the Company or a Subsidiary will employ Holder for any period of time or in any position or for any particular compensation.

SECTION VII
COMPANY RIGHT OF REPURCHASE

(a)           Exercise the Right. The Company shall have the right (the “Repurchase Right”)to repurchase some or all of the Option Shares which the Optionee has elected to exercise from the Optionee, upon the occurrence of any of the events specified in Section 7(b) below (each, a “Repurchase Event”). The Repurchase Right may be exercised by the Company within 180 days following the date of such Repurchase Event (the “Repurchase Period”). The Repurchase Right shall be exercised by the Company by giving the holder written notice on or before the last day of the Repurchase Period of its intention to exercise the Repurchase Right, and, together with such notice, tendering to the holder an amount equal to the Repurchase Price of the Shares, determined as provided in Section 7(c). The Company may assign the Repurchase Right to one or more persons or legal entities. Upon exercise of the Repurchase Right in the manner provided in this Section 7(a), the Optionee shall deliver to the Company the stock certificate or certificates representing the Option Shares being repurchased, duly endorsed and free and clear of any and all liens, charges, and encumbrances.

If Option Shares are not purchased under the Repurchase Right, the Optionee and his or her successor in interest, if any, will hold any such shares in his or her possession subject to all the provisions of this Section 7 and Section 8 hereof.

(b)           Company’s Right to Exercise Repurchase Right. The Company shall have the Repurchase Right in the event that any of the following events shall occur:

(i)           The termination of the Optionee’s employment with the Company and its Subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, disability, retirement, discharge, or resignation for any reason, whether voluntary or involuntarily; or

(ii)          The (x) filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Optionee, or (y) the Optionee being subjected involuntarily to a petition or assignment or to an attachment or other legal or equitable interest with respect to his or her assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date, or (z) the Optionee being subject to a transfer of Option Shares by operation of law, except by reason of death.

(c)           Determination of Repurchase Price. For purposes of this Section 7, the Repurchase Price of the Option Shares shall be, the lesser of the Option Price or the Fair Market Value of the Option Shares as determined by the Board as of the date of the Repurchase Event. The Fair Market Value, if shares of the Common Stock are not then publicly traded, shall be determined by any reasonable method chosen by the Board including, for example, any valuation method described in Treasury Regulation Sec. 20.2031.2, or as determined pursuant to the applicable Stock Option Agreement or Stock Grant Agreement.

(d)         Expiration of Company’s Repurchase Right. The Repurchase Right shall remain in effect until and shall terminate upon the closing of an Initial Public Offering.

SECTION VIII
COMPANY’S RIGHT OF FIRST REFUSAL

(a)         Exercise of Right. If, at a time other than within the period specified in this Section 8(a) and without limiting any other restrictions on transfer of any Option Shares set forth in any other agreement or otherwise, the Optionee desires to transfer all or any part of the Option Shares to any person other than the Company (an “Offeror”); the Optionee shall: (i) obtain in writing an irrevocable and unconditional bona fide offer (the “Offer”) for the purchase thereof from the Offeror; and (ii) give written notice (the “Option Notice”) to the Company setting forth the Optionee’s desire to transfer such shares, which Option Notice shall be accompanied by a photocopy of the Offer and shall set forth the name and address of the Offeror and the price and terms of the Offer. Upon receipt of the Option Notice, the Company shall have an assignable option to purchase any or all of such Option Shares (the “Company Option Shares”) specified in the Option Notice, such option to be exercisable by giving, within 30 days after receipt of the Option Notice, a written counter notice to the Optionee. If the Company elects to purchase any or all of such Company Option Shares, it shall be obligated to purchase, and the Optionee shall be obligated to sell to the Company, such Company Option Shares at the price and terms indicated in the Offer within 20 days after the date of the delivery by the Company of such counter notice.

(b)         Sale of Option Shares to Offeror. The Optionee may, for 30 days after the expiration of the 20-day option period as set forth in Section 8(a), sell to the Offeror, pursuant to the terms of the Offer, any or all of such Company Option Shares not purchased or agreed to be purchased by the Company or its assignee. If any or all of such Company Option Shares are not sold pursuant to an Offer within the time permitted above, the unsold Company Option Shares shall remain subject to the terms of this Section 8.

(c)          Adjustment for Changes in Capital Structure. If there shall be any change in the Common Shares of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or the like, the restrictions contained in this Section 8, shall exchange for, or by virtue of his or her ownership of Option Shares.

(d)         Failure to Deliver Option Shares. If the Optionee fails or refuses to deliver on a timely basis duly endorsed certificates representing Company Option Shares to be sold to the Company or its assignee pursuant to this Section 8, the Company shall have the right to deposit the purchase price for such Company Option Shares in a special account with any bank or trust company, giving notice of such deposit to the Optionee, whereupon such Company Option Shares shall be deemed to have been purchased by the Company. All such monies shall be held by the bank or trust company for the benefit of the Optionee. All monies deposited with the bank or trust company but remaining unclaimed for two years after the date of deposit shall be repaid by the bank or trust company to the Company on demand, and the Optionee shall thereafter look only to the Company for payment. The Company may place a legend on any certificate for Option Shares delivered to the Optionee reflecting the restrictions on transfer provided in this Section 8.

(e)           Expiration of Company’s Right of First Refusal. The first refusal of rights of the Company set forth above shall remain in effect until the closing of an Initial Public Offering.

SECTION IX
RIGHTS OF HOLDER IN STOCK

Neither Holder, nor his successor in interest, shall have any of the rights of a shareholder of the Company with respect to the shares for which the Option is issued until such shares are issued by the Company.

SECTION X
NOTICES

Any notice to be given hereunder shall be in writing and shall be addressed to the Company, in care of the                   , and any notice to be given to the Holder shall be addressed to the address designated below the signature appearing hereinafter, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been deemed duly given upon three (3) days of sending such notice enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified and deposited (with the proper postage and registration or certificate fee prepaid) in the United States mail.

SECTION XI
SUCCESSORS OR ASSIGNS OF THE COMPANY

The Option shall be binding upon and shall inure to the benefit of any successor of the Company.

SECTION XII
MISCELLANEOUS

(a)                                 Designation of Beneficiary. The Holder shall have the right to appoint any individual or legal entity in writing, on Exhibit C hereto, as his beneficiary to receive any Option (to the extent not previously terminated or forfeited) under this Agreement upon the Holder’s death. Such designation under this Agreement may be revoked by the Holder at any time and a new beneficiary may be appointed by the Holder by execution and submission to the Board of a revised Exhibit C to this Agreement. In order to be effective, a designation of beneficiary must be completed by the Holder on Exhibit C and received to the Board, or its designee, prior to the date of the Holder’s death. In the absence of such designation, the Holder’s beneficiary shall be the legal representative of the Holder’s estate.

(b)                                 Incapacity of Holder or Beneficiary. If any person entitled to a distribution under this Agreement is deemed by the Board to be incapable of making an election hereunder or of personally receiving and giving a valid receipt for such distribution hereunder, then, unless and until an election or claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Board may provide for such election or distribution or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such distribution shall be a distribution for the account of such person and a complete discharge of any liability of the Board, the Company and the Plan therefore.

(c)                                  Incorporation of the Plan. The terms and provisions of the Plan, as the same may be amended from time to time, are hereby incorporated in this Agreement. Unless otherwise specifically stated herein, such terms and provisions shall control in the event of any inconsistency between the Plan and this Agreement.

(d)                                 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND ALL APPLICABLE FEDERAL LAWS. THE SECURITIES ISSUED HEREUNDER SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE CORPORATE SECURITIES LAWS OF THE STATE OF TEXAS.

(e)                                  Gender. Reference to the masculine herein shall be deemed to include the feminine, wherever appropriate.

(f)                                   Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute a valid and binding agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Holder as of the date and year first written above.

HOLDER	COMPANY

VERITEX HOLDINGS, INC.

By:
Name	Its:
Address

EXHIBIT A

1. Board Approval Date:
2. Date of Grant:
3. Holder:
4. Number of Shares:	15,000 (Tranche 1) 35,000 (Tranche 2)
of shares of Common Stock

5. Initial Vesting Date:
6. Option Price per Share:	Ten Dollars ($10.00)

7. Vesting Schedule:	Tranche 1:
• 20% of Tranche 1 Options vest at the earlier of the date that is one (1) calendar year from the Date of Grant as set forth hereinabove;
• 20% of Tranche 1 Options vest at the earlier of the date that is two(2) calendar year from the Date of Grant as set forth hereinabove;
• 20% of Tranche 1 Options vest at the earlier of the date that is three (3) calendar year from the Date of Grant as set forth hereinabove;
• 20% of Tranche 1 Options vest at the earlier of the date that is four (4) calendar year from the Date of Grant as set forth hereinabove;
• 20% of Tranche 1 Options vest at the earlier of the date that is five (5) calendar year from the Date of Grant as set forth hereinabove;

Tranche 2: Tranche 2 options vest as follows:
• 35% vest at Change of Control;
• 35% vest at Change of Control and Investors receive a 20% IRR or 2.5X their Original Investment;
• 30% vest at Change of Control and Investors receive a 30% IRR or 3.5X their Original Investment

8. Definitions:	a. Investors

b. IRR

c. Original Investment